As filed with the Securities and Exchange Commission on April 4, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prothena Corporation plc

(Exact name of Registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

650 Gateway Boulevard, South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Prothena Corporation plc 2012 Long-Term Incentive Plan

(Full title of the plan)

Kevin J. Hickey

Head of HR and Compliance

Prothena Corporation plc

650 Gateway Boulevard

South San Francisco, California 94080

(650) 837-8550

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Robert J. Lichtenstein

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

(215) 963-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value $0.01 per share	2,650,000 shares(1)	(2)	$17,080,610	$2,330

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon (a) the $6.03 per share exercise price of options to purchase 454,500 Ordinary Shares granted on January 29, 2013, (b) the $6.41 per share exercise price of options to purchase 861,500 Ordinary Shares, also granted on January 29, 2013, (c) the $6.65 per share exercise price of options to purchase 50,000 Ordinary Shares granted on March 18, 2013, (d) the $6.73 per share exercise price of options to purchase 366,000 Ordinary Shares granted on April 1, 2013, and (e) with respect to shares to be registered that are not subject to outstanding options, the $6.56 average of the high and low sales prices of the Ordinary Shares of the Registrant, as reported by the Nasdaq Stock Market on March 28, 2013.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Prothena Corporation plc (the “Registrant”), are hereby incorporated by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	Current Reports on Form 8-K filed on January 25, 2013, March 8, 2013, March 20, 2013 and March 28, 2013 (with respect to information responsive to Item 5.02 only); and

(c)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s information statement filed as Exhibit 99.1 to the Registration Statement on Form 10 (File No. 1-35676), initially filed under the Registrant’s former name, Neotope Corporation Limited, on October 1, 2012, as amended, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of this registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

Experts

The consolidated financial statements of Prothena Corporation plc as of December 31, 2012, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Prothena Corporation plc, formerly referred to as the carve-out combined financial statements of the Prothena Business (formerly the Neotope Business), which comprises the carve-out combined balance sheets as at December 31, 2011 and the carve-out combined statements of operations, parent company equity and cash flows for each of the years in the two-year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

To the extent that KPMG LLP audits and reports on consolidated financial statements of the Registrant at future dates, and consents to the use of its reports thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon its reports and said authority.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Articles 182.1, 182.2, 182.3, 182.4, 182.5 and 182.6 of the Memorandum and Articles of Association of the Registrant (referred to as the “Company”) provide as follows:

182.1 Subject to the provisions of and so far as may be admitted by the Companies Acts [the Companies Acts 1963-2012], every Director and Secretary shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by her in the execution and discharge of her duties or in relation thereto including any liability incurred by her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by her as an officer or employee of the Company and in which judgement is given in her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on her part) or in which she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to her by the Court.

182.2 As far as permissible under the Companies Acts, the Company shall indemnify any current or former executive of the Company (excluding any Directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which she is, or she was, or is threatened to be made a party by reason of the fact that she is or was such a director, executive or trustee, provided always that the indemnity contained in this Article 182.2 shall not extend to any matter which would render it void pursuant to the Companies Acts.

182.3 In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in this Article 182 against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her duty to the Company unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

182.4 As far as permissible under the Companies Acts, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in Articles of this Article 182 may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, executive or trustee, or other indemnitee to repay such amount, unless it shall ultimately be determined that she is entitled to be indemnified by the Company as authorised by these Articles.

182.5 It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, Articles, any agreement, any insurance purchased by the Company, any vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, executive or trustee. As used in this paragraph (b), references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a director, executive or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

182.6 The Directors shall have power to purchase and maintain for any Director, the Secretary or other officers or employees of the Company insurance against any such liability as referred to in Section 200 of the 1963 Act or otherwise.

Section 200 of the Irish Companies Act of 1963 (as amended) provides as follows:

(1)	Subject as hereinafter provided, any provision whether contained in the articles of a company or in any contract with a company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that:

(a)	nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

(b)	notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted, or in connection with any application under section 391 [of the Companies Act, 1963], or section 42 of the Companies (Amendment) Act, 1983, in which relief is granted to him by the court.

(2)	Notwithstanding subsection (1), a company may purchase and maintain for any of its officers or auditors insurance in respect of any liability referred to in that subsection.

(3)	Notwithstanding any provision contained in an enactment, the articles of a company or otherwise, a director may be counted in the quorum and may vote on any resolution to purchase or maintain any insurance under which the director may benefit.

(4)	Any directors’ and officers’ insurance purchased or maintained by a company before the date on which the amendments made to this section by the Companies (Auditing and Accounting) Act 2003 came into operation is as valid and effective as it would have been if those amendments had been in operation when that insurance was purchased or maintained.

(5)	In this section a reference to an officer or auditor includes any former or current officer or auditor of the company, as the case may be.

The Registrant has purchased directors’ and officers’ liability insurance.

The Registrant has entered into indemnification agreements with its directors and officers. These agreements contain provisions that require the Registrant, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, and advance their expenses incurred as a result of any proceeding against them as to which they may be indemnified.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association of Prothena Corporation plc – incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012

5.1	Opinion of A&L Goodbody

23.1	Consent of KPMG LLP

23.2	Consent of KPMG

23.3	Consent of A&L Goodbody (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Prothena Corporation plc 2012 Long-Term Incentive Plan – incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on December 21, 2012

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on April 3, 2013.

PROTHENA CORPORATION plc

By:	/s/ Dale B. Schenk
Dale B. Schenk
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Dale Schenk, Tran Nguyen and Kevin J. Hickey, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Dale B. Schenk	President, Chief Executive Officer and Director	April 3, 2013
Dale B. Schenk	(Principal executive officer)

/s/ Tran Nguyen	Chief Financial Officer	April 3, 2013
Tran Nguyen	(Principal financial and accounting officer)

/s/ Lars Ekman	Chairman of the Board	April 3, 2013
Lars Ekman

[Signatures continued on next page]

[Signatures continued from previous page]

/s/ Richard T. Collier	Director	April 3, 2013
Richard T. Collier

/s/ Shane Cooke	Director	April 3, 2013
Shane Cooke

/s/ Christopher S. Henney	Director	April 3, 2013
Christopher S. Henney

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association of Prothena Corporation plc – incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012

5.1	Opinion of A&L Goodbody

23.1	Consent of KPMG LLP

23.2	Consent of KPMG

23.3	Consent of A&L Goodbody (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Prothena Corporation plc 2012 Long-Term Incentive Plan – incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on December 21, 2012